EXHIBIT 23

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Annual Report (Form 10-K) of Pier 1 Imports, Inc. of our report dated March 24, 2004, included in the 2004 Annual Report to Shareholders of Pier 1 Imports, Inc.

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-34100, No. 333-88323, No. 333-13491 and No. 33-32166) and in the Registration Statements on Form S-3 (No. 33-49356 and No. 333-61155) of our report dated March 24, 2004, with respect to the consolidated financial statements of Pier 1 Imports, Inc. incorporated by reference in the Annual Report (Form 10-K) for the year ended February 28, 2004.

/s/ Ernst & Young LLP

Fort Worth, Texas
May 10, 2004